Exhibit 99.2
STAAR SURGICAL COMPANY
Q1 2009 EARNINGS
May 5, 2009, 4:30 PM ET
Chairperson: Barry Caldwell; Deborah Andrews (Mgmt.)

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the STAAR Surgical First Quarter 2009 Earnings conference call. At this time all participants are on a listen-only mode.  Later we will conduct a question-and-answer session and instructions will be given at that time.  If you should require assitance at any time during the conference, please press the star followed by the zero.  As a reminder, this call is being recorded today Tuesday, May 5th, 2009.

I'd now like to turn the conference over to Mr. Doug Sherk. Please go ahead.

Doug Sherk:
Thank you, Operator, and good afternoon everyone.  This is Doug Sherk with the EVC Group, thank you for joining us this afternoon for the STAAR Surgical conference call to review the company's financial results for the first quarter of 2009, which ended on April 3rd.  The news release announcing the first quarter results crossed the wire this afternoon shortly after the market closed, and is available at STAAR's website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone.  A replay will become available approximately one hour after the call's conclusion, and will remain available for seven days.  The Operator will provide the dial-in information at the conclusion of today's call.  In addition, today's call is being broadcast live, and along with an archived replay, will be available at STAAR's website at www.staar.com.

Before we get started, during the course of this conference call the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenues, sales, cash or other financial data, any statements about plans, strategies or objectives of management for future operations, any statements about the effect of the jury verdict against us during recent litigation, our post-trial motion challenging the verdict or our intent to appeal final judgment or the outcome of future litigation, any statements regarding expectations for the success of the ICL or other products in the US and international markets, any statements concerning proposed new products or government approval of new products, any statements regarding future economic conditions or performance, statements of belief, and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our annual report on Form 10-K filed with the Commission on April 2nd, 2009.  Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition, today's presentation includes certain financial measures used to better understand our business, but have not been prepared in accordance with Generally Accepted Accounting Principles.  An explanation and reconciliation of these non-GAAP measures has been provided in today's press release by the company, which is available on the website.

Now I'd like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and good afternoon everyone.  I'd like to thank you for joining us today to review our first quarter 2009 financial and recent operational results.  With me today is Deborah Andrews, our Chief Financial Officer.  After my opening remarks, Deborah will address some of the operational and management highlights behind the financial results of the quarter, and then I'll come back and discuss a few additional topics before we move to questions you may have.

At the end of our last call, about seven weeks ago, we provided five key metrics upon which you could judge our operational performance and progress during the course of this year.  I'd like to review those with you.

The first metric is to generate positive cash flow from operating activities for every quarter of the year.  We did recognize at that time we set this metric that our first quarter is always the most challenging from a cash flow perspective.  Even so, we did generate adjusted EBITDA of $384,000 during the quarter, and without the continuing legal expenses we would have been positive cash flow from operations during the quarter.  That said, we still missed the objective.  We used $448,000 during the quarter, which was a significant improvement over the first quarter of last year and fourth quarter of last year.  Deborah will provide additional insight on this metric during her comments.  We're very encouraged by our progress and our objective remains to achieve positive cash flow status from operating activities for each remaining quarter of the year, even with the anticipated ongoing legal expenses.

Now to our second metric, which is to improve our gross margin percentage of revenue each and every quarter.  Our gross profit was about the same as fourth quarter of 2008, at 57%.  However, we did experience a manufacturing process issue, though basically behind us now, which reduced our gross margin by about 130 basis points during the quarter.  Without this issue, the gross margin sequential improvement metric would have been met, and we're confident that we'll meet that metric in the second quarter.  Maybe we ought to get half credit for this one.

Our third metric is to successfully implement the cost reduction efforts we initiated in 2008.  We did extraordinarily well on this metric.  Global operating expenses were 1.2 million less than first quarter of last year.  For example, as highlights: sales and marketing expenses declined 11% from last year's first quarter and in the US sales and marketing expenses decreased by 20%.  Part of our strategy is to further reduce cost -- or to further reduce cost is the implementation of our COE or Center of Excellence project, which is designed to take advantage of our key competencies in both the US and in Japan.  Japan is the STAAR Center of Excellence for delivery systems, while the US will become the Center of Excellence for optics material, design and manufacturing.  The project is currently going quite well, but it's too early in the process to actually realize savings.

The fourth metric we gave you upon which to evaluate our progress in 2009 was to gain key regulatory approvals for our Visian Toric ICL in the US and both Visian ICL products in Japan.  In the US we described a few weeks ago that the FDA had two additional questions to our third party audit group, Promedica.  Those were answered, and the FDA has come back with one additional question.  We are told it was a simple question, but the FDA must be satisfied before we can submit our corrective action plan which would then trigger the next step in the process, which is the one day FDA audit.  In Japan, there's been some good tangible progress.  Remember, in Japan, this is for both the Visian ICL and the Visian Toric ICL.  We completed a Good Clinical Practice or a GCP audit with PMDA, which is the Pharmaceuticals and Medical Device Agency on April 20th.  We received a formal confirmation just this past Friday, May 1st, that we had successfully passed this audit.  Going forward, there's a meeting scheduled with PMDA on May 20th at which time we expect they'll give an approximate date for expert review and an application number, which will allow us to complete labeling.  We believe the expert review meeting will most likely occur in early June.  Assuming the expert review also goes well, we should receive their recommendations about two weeks later.  Following those recommendations, we should be able to begin commercialization in about 60 days.  So as we see it now, it would seem we should be in the market in Japan during the fourth quarter of this year at the latest.

Finally, our fifth metric, was to measure our share of refractive procedures in key markets.  Though we will not have good procedural data, particularly in international markets, until later in the year, it remains fairly clear that refractive procedures are still in decline globally.  We will continue to report on the Visian ICL revenues in each market and report market share data as it becomes available.  Since the international markets could have inventory-related sales, we will report for the quarter and year-to-date going forward.  First, in the US, the Visian ICL sales increased by 24% for the quarter.  Market Scope has reported that first quarter refractive procedures declined 36%, but also noted that the market share for phakic IOLs had increased.  We know that LCA-Vision has already reported a 37% procedural decrease for the first quarter.  Next, in Korea, where we already have a 5 to 6% share of procedures, revenues increased there by 33%.  In China, revenues grew by 27%, as we're gaining additional pricing approvals in various hospitals.  In India, we tripled our revenues, but some of that growth was an inventory build for the distributor.  If you exclude that inventory build order, we still doubled our revenues for the quarter.  In Spain, where we already have a 4 to 5% share of procedures, we increased revenues by 16%.  This is quite good, given the very poor economy in Spain and the fact that Alcon is focused on this market with their phakic IOL product.  In Germany, our revenues declined there, by 33%.  We steadily grew our business during 2008 with our major users whom have now seen a sharp decline in the number of potential lasik patients who are candidates for the Visian ICL.  The current strategy is to expand the base of users in Germany.  In Latin America, Visian ICL revenues declined by 16%.  We experienced some distributor disruption during the quarter, and these numbers should improve and return to growth for the year.

Hopefully, you can see that the five key metrics we'd set were meant to be challenging goals, not slam-dunks.  Overall, I think the first quarter was a very good start to the year, but it's only fair to say that we had succeeded on three of our five metrics -- Okay, maybe three and a half.  The two misses were both near-misses, and we still plan to achieve all five metrics for the remainder of the year.  Now I'd like to turn the call over to Deborah for a further review of the first quarter's operational and financial highlights.  Deborah?

Deborah Andrews:
Thanks, Barry.  Good afternoon, everyone.  Results for the quarter clearly illustrate that our team is executing to our plan of reducing operating expense and generating cash from operations for 2009.  We made excellent progress, although short of our goal, and I'm confident that we can achieve these goals should the current trends continue.  A year ago, this company used about 3.4 million in cash from operations during the first quarter.  By the fourth quarter of 2008, the quarterly cash burn was reduced to approximately $1 million, and during the first quarter of this year, we further reduced cash flow from operations to 448,000.

While vigilantly monitoring expenses is part of our cash utilization's success, equally important is the need to improve gross profit margin.  During 2008 we took the decision to discontinue or de-emphasize low margin product lines and focus our selling efforts on driving sales of higher margin product, such as ICLs and NTIOLs.  As a result of this decision, first quarter 2009 sales of higher profit margin product increased while sales of lower profit margin products decreased.  Although the sales increase was only 2%, gross margin improved by five percentage points over last year's first quarter, excluding the impact of purchased accounting charges in 2008.  We did leave about 130 basis points of gross margin on the table in the first quarter due to a manufacturing issue in our Switzerland facility.  This issue, which impacted yield, has been corrected and we're confident that we'll be bringing back most of the 130 basis points to the gross margin in the second quarter.

During the quarter, the US increased gross profit margin by 10 percentage points and STAAR Japan reported a 7 percentage point improvement.  Looking to the remaining quarters this year, the announced release of the Afinity(TM) Collamer(R) Aspheric Single Piece New Technology Intraocular Lens (boy, that's a mouthful), an NTIOL, the third STAAR IOL lens with NTIOL designation, should provide additional momentum for the US market.  This should contribute to increased gross profit percentage as it is our largest volume selling IOL in the US.

On the operating expense line, we've been doing an excellent job here, especially in the US.  For example, R&D spending in the US is down by $565,000 as compared to the first quarter of 2008, and US sales and marketing costs were down by $458,000 as compared to the year ago period.  US G&A expenses were 3% higher due to a $300,000 increase in legal expenses from the first quarter of 2008.  Legal expenses totaled $700,000 during the first quarter. International expenses also declined 3% on a year-over-year basis.  Switzerland, Domilens, Germany and Australia, all reduced spending during the first quarter.  In Japan we did increase spending in US dollars, but in local currency, we saw a 10% decline.  As we look ahead, we expect to see further reductions in US sales and marketing expenses due to the efforts initiated at the end of last year.  In addition, we've implemented some actions designed to further reduce US manufacturing costs by implementing a manufacturing work furlough program under which most employees will work for two weeks and then be off for two weeks throughout the summer months.  This will help reduce our expenses, reduce the balance sheet impact of vacation time and lower the cost of inventory as it reduces.  I look forward to updating you on our progress.

As referred to earlier, we've reduced cash used in operations by 87% from the prior year period, and 55% compared with the fourth quarter of 2008.  The result was that our net operating loss dropped significantly to $1.1 million compared with an $8.7 million loss in the first quarter of 2008, or as compared with a $3.4 million loss adjusting for acquisition charges.  Despite the increased legal expenses during the quarter, we generated 384,000 of adjusted EBITDA during the quarter.  This is the first time we've achieved positive EBITDA at STAAR since the second quarter of 2003.  As always, all of our employees must stay highly focused on executing in order for us to improve our performance and achieve our goals.  To date, the team has done an excellent job of implementing our strategies, to conserve cash and return to profitability.  We just need to keep up the same intense effort.

I will now turn it back over to Barry for a few additional comments before taking your questions.

Barry Caldwell:
Thanks, Deborah.  I must tell you this, for the first time since I'd been here at STAAR, shortly after the close of the quarter, Deborah came into my office and said, "Do you want to see a beautiful thing?" And I had no idea what she was talking about, but it was a cash flow statement.  And I know any time we can make Deborah happy, we must be doing pretty good.

I'd like to spend a few minutes reviewing our organization at STAAR Japan, as Dave and I recently spent a week in Japan reviewing their progress and objectives for the year.  As we'd discussed in our fourth quarter announcement, our Japan operations generated sales of nearly $13 million with a 71% gross margin before acquisition charges during 2008.  Though there were some very compelling strategic reasons for having made the acquisition last year, there is also a very interesting operations opportunity for the company.  Our progress has continued in Japan during the first quarter as sales increased to 30 -- sorry 3.5 million, which is a 26% increase over prior year, and a 10% increase in local currency.  Dave and I met with the sales and marketing, R&D, manufacturing, regulatory, financial and patent teams.  I can say first hand that I was quite impressed by their enthusiasm, skill set and desire to contribute overall to the company's success.  STAAR Japan has developed an expertise in designing and manufacturing delivery systems for our IOLs and our ICLs.  This expertise was one of the reasons we've implemented our Centers of Excellence project so we can gain added efficiencies and improved product quality throughout our operations.  In particular, the ongoing industry issue with injectors for smaller and smaller incisions, is an area in which our group in Japan can make significant contributions.  Several times during the trip, we challenged the group to develop a pre-loaded injector system for the Collamer(R) IOL products.  I'm confident they'll do that.  STAAR Japan continues to be a real asset for the company.  I'm very excited about the additional value they bring to the company.

I'd like to spend a few more moments to give you an update on the pending litigation.  In the Parallax medical systems litigation, we had filed a Motion for Judgment Notwithstanding the Verdict (“JNOV”) and a Motion for a New Trial with the Orange County Superior Court of the State of California.  The other side has filed their objections to our motions, and we, just on Friday, filed our response to those objections.  The court has set a date of this Friday, May 8 to hear arguments on these motions.  Once the court has made the final ruling, the company will have 30 days to file an appeal, and an additional 10 days to post a bond over any resulting judgment.  Once we receive the Court's ruling, we will then determine appropriate strategies going forward, which will protect the interest of our shareholders, employees and customers.  As this litigation is obviously ongoing, we will not be answering additional questions regarding these proceedings today.  In addition, our attorney in the Moody case has been appointed by Governor Schwarzenegger to a judgeship on the Los Angeles Superior Court.  The Moody case is also in the Superior Court of Orange County, but before a different judge than handled the Parallax case.  The company yesterday engaged the firm of Callahan & Blaine, from Orange County to represent us in this litigation.  We will be requesting a continuance later in the week so our new counsel has adequate time to prepare for the upcoming trial.  Dan Callahan is quite a distinguished attorney.  He was named the Orange County Trial Lawyer of the Year in 2000 and in 2004.  He was named as one of the top ten attorneys in the US by the National Law Journal, and has won the largest jury verdict in Orange County history, which was 934 million.

Finally, since the revenues for the first quarter are very similar to the revenues for the first quarter of 2008, year-over-year, I think the P&L pretty accurately depicts the progress we'd made during the past year.  We're focused on increasing our overall gross margins while reducing our operating expenses so we can achieve profitability.  Our business execution is on plan.  I'm proud of our team.  We're working to get these legal issues behind us so we can devote management's full attention to capturing the value of STAAR's superior technology.  Our relatively modest goal is to get the penetration rate of the Visian ICL to the 5% level of refractive procedures in the top ten global markets.  We've basically achieved this level in both Korea and Spain.  If we're successful in the remaining eight markets, the result would be Visian ICL revenues of approximately $90 million, which is 85% gross margin dollars.

Operator, we're now ready to turn the call over for any questions those on the call may have.

Operator:
Thank you.  Ladies and gentlemen, at this time we will conduct a question and answer session.  As a reminder, if you'd like to ask a question, please press the star followed by the one on your touch-tone phone.  You'll hear a tone indicating that you've been placed in the queue.  You may remove yourself from the queue at any time by pressing the star, followed by the two.  We ask that if you're using a speakerphone to please pick up the handset prior to pressing the numbers.  Once again, if you do have a question, please press the star followed by the one at this time.

First question comes from the line of Jon Hickman from MDB Capital. Please go ahead.

Jon Hickman:
Hi.  Barry, Deborah, I don't know which one of you wants to take this, but could you reiterate what you said about, I understand the miss on the cash flow for the first quarter, could you reiterate what you think is going to happen in the second quarter, and what you think your legal expenses are going to be in the second quarter?

Barry Caldwell:	Okay, I'll let Deborah kind of talk a little bit about the second quarter, typically how it compares to the first quarter since first quarter generally is more challenging.

Deborah Andrews:
Well, you know, the first six months in general are our highest cash flow period.  The second quarter, although I don't expect it to be more than the first quarter, I don't know that it will be -- it should be an improvement over the first quarter but, and won't be more than the first quarter, but won't be significantly I don't think less than the first quarter.

Jon Hickman:	Do you mean the cash flow won't be more negative than the first quarter? Is that what you're saying?

Deborah Andrews:	Yes, right. Use of cash.

Barry Caldwell:	Use of cash in operations, okay.

Jon Hickman:	Okay.

Barry Caldwell:
And Jon, as a comment on the legal expenses, of course I think we reported that our legal expenses for first quarter were over $700,000 during the quarter.  Of course we had the Parallex trial expenses, seven week trial, that we incurred during the first quarter.  The cost for appeals will be significantly less but we'll still have legal expenses but not to the level we had in the first quarter.

Deborah Andrews:	At least until trial time, which we don't expect for a while.

Barry Caldwell:	Well the Moody case currently is set for May 25th but as I'd said earlier, we'll be asking for continuance later this week with our new counsel.

Jon Hickman:
Okay.  So let's just pretend you didn't have legal expenses last quarter or the coming quarter, you -- the -- what I'm getting from Deborah is that the second quarter your use of cash is generally lower than the first quarter.

Deborah Andrews:	Right.

Barry Caldwell:	And without legal expenses first quarter as we'd said, we would have been positive from operation cash flow.

Jon Hickman:	You would have been --

Deborah Andrews:	You know, we used 400,000 plus. Our legal expenses were $700,000.

Jon Hickman:
Okay.  And now, one more question.  I -- as you walked us through the approval process in Japan, that seems pretty straightforward by the fourth quarter, end of the year.  Now, you -- the FDA you responded to one more question from the FDA, and then they get to do their one day audit -- or then -- I'm sorry, then you get to file --

Barry Caldwell:	A corrective action plan.

Jon Hickman:	And then they do a one day audit, and then whatever happens after that, right?

Barry Caldwell:
Right.  Then after the one day audit they look at the clinical data, make a decision whether we're required to go before panel or not.  And so far in our discussions with them, they've been unclear on that answer.  Of course a supplement to a PMA is not required to go to panel, so -- and there have already been two Toric IOLs approved in the US.  Though they're not phakic IOLs, but they are IOLs, so there is some question whether we have to go to panel or not.  If we don't obviously it's a quicker path.

Jon Hickman:	So could you if things go reasonably well could you be on the market by the end of the year here in the United States also?

Barry Caldwell:	Yes.

Jon Hickman:	Okay, that's it for me. Thanks.

Barry Caldwell:	Thanks, John.

Operator:
Thank you.  And once again, if you do have a question, please press the star followed by the one.  As a reminder, if you're using a speakerphone you will need to lift  the handset prior to pressing the numbers.

Our next question comes from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Joanne Wuensch:	Thank you very much for taking my question. Over time, what do you think your gross margins could look like?

Barry Caldwell:
Well we certainly said near term our goal is to get it to 60% and then obviously -- you know, we have seen good improvement in our IOL gross margin.  That's quite encouraging.  One of the things Deborah is that our US gross margin increased by 10 percentage points from a year ago.  A lot of that's attributable to the ICL increase but also transferring our IOL sales to the NTIOL status lenses which we get a higher price for.  So getting into the mid 60% range down the road would be our next goal after we get the 60.

Joanne Wuensch:
And can you provide some granularity on how the Visian sales -- I mean you did go country-by-country and I appreciate that, but a little bit of granularity on Visian sales outside the United States, particularly when you're in Spain, for example, and you're going up against Alcon, what kind of dynamic is happening there?

Barry Caldwell:
Well we have seen really very good progress in uptake in Spain over the last three or four years, and as we've said, in Spain, we believe we're already at a 4 to 5% penetration rate of refractive procedures overall.  We had nice gains during most of last year, and having the 16% gain first quarter we pretty much continued that progress.  It hasn't -- it's changed on a -- I mean it's moved in a continuing progressive manner.

Joanne Wuensch:	Okay. So it sounds as if even though you have Alcon in that market you're not seeing any benefit of phakic marketing or any, you know, problem.

Barry Caldwell:	Right. No, I think we've seen -- our observation is they're pretty slow going to market with this thing, so we'd not seen any aggressive marketing by any physicians or by Alcon.

Joanne Wuensch:	Okay, very helpful. Thank you very much.

Barry Caldwell:	Thank you, Joanne.

Operator:	Thank you. Our next question comes from the line of Larry Haimovitch from HMTC. Please go ahead.

Larry Haimovitch:	Hey, Barry. Hey, Deborah. Congratulations on the progress.

Barry Caldwell:	Thanks, Larry.

Deborah Andrews:	Thanks, Larry.

Larry Haimovitch:
I wanted to ask you about Japan.  It sounds like you have a pretty good idea about when the approval could come.  How should we think about the Japanese market in terms of potential?  I'm wondering how big LASIK is over there in terms of procedures, and obviously, if you're able to get over time your 5% share, that would give us some idea of what the potential impact might be.

Barry Caldwell:
Well overall, we do have a stream of business in Japan today.  Because there are physicians who, despite the approval's not being there, do have approval from the government to use the product, and our sales have been quite robust.  You know, as we reported first quarter they increased by 17%, so they continue to grow at a nice level also.  The Japan market, we think has a lot of similarities to the Korea market.  There are high degrees of myopia, there has been not necessarily a significant uptake with lasik in Japan, it's been more driven by the laser centers in Japan.  So we would see the ICL as being driven by both the physicians and these laser -- super laser centers, if you would, that are in Japan, so I think we see it as a significant opportunity for us.

Larry Haimovitch:	Do you -- can you quantify it a little bit than that, Barry?

Barry Caldwell:	Well I think we had said that we would expect in Japan even without approval this year we would do a million dollars in sales.

Larry Haimovitch:	Okay. Do you know how big the LASIK market is in Japan?

Barry Caldwell:	I don't have it front of me, but if you follow with me later I'll pull out whatever MarketScope has on Japan.

Larry Haimovitch:	Okay, great. Okay, good. Thanks, Barry.

Barry Caldwell:	Okay. Thank you, Larry.

Operator:
Thank you.  And once again, if you do have a question, please press the star followed by the one.  As a reminder, if you're using a speakerphone you will need to lift  the handset prior to pressing the numbers.  One moment please for our next question.

And once again, ladies and gentlemen, if you do have a question, please press the star followed by the one.  As a reminder, if you're using a speakerphone you will need to lift  the handset prior to pressing the numbers.

Our next question comes from the line of Mark Malcolm, a Private Investor. Please go ahead.

Mark Malcolm:
Thank you very much for taking my call.  I have two questions.  Barry, what you had said earlier, focus on the US with the ICL is expanding sales to the existing physician base and improving their marketing.  What -- is there anything specific that you're doing in that area to help them with their marketing of the ICL to the consumer market?

Barry Caldwell:
Yes.  Mark, that's a really good question, and I'm glad you brought that up because it does point to something we didn't discuss in the transcript of the conference call but we did in our press release, and that is -- you'll recall last year our strategy was to, we called it “Find the 40 in the US,” “Find the 40 Advocates,” and that was set up at the beginning of 2008, before the economic conditions hit the refractive procedures.  We did reach that during first quarter.  We got to 40, so we're a quarter late in reaching that objective, but one of the things the numbers clearly show that in those 40 the growth has been significant and they represent a much large portion of our overall sales.  So what we do, Mark, is we go in with application specialists who help on the procedure side, and practice development managers who help them in terms of what they do inside their practice and what they do outside in terms of marketing.  I think our press release noted the story about the captain of the US bobsled team.  That was one that Dr. Brian Boxer Wachler generated here in LA.  We also had media coverage in at least eight other states during the quarter.  I can tell you that our usage amongst our regular users during the first quarter -- and we have about -- I know you don't keep too accurate numbers on these, Mark -- it was about 247 regular users we have and their volume increased by 29%.  So the overall strategy of focusing on a small number of surgeons and getting their penetration rate up, seems to really be working for us in the US.

Mark Malcolm:
I appreciate that because I also look at your site that you do use for your practitioners, and I haven't observed essentially any changes over the past, roughly two quarters since you opened it and developed it and – be careful there.  There's one follow-up question also from the prior investor conference.  You spoke briefly about the pre-loaded IOLs challenging the Japanese team for having developing a pre-loaded system for Collamer(R) IOLs, but last quarter you also said you were anticipating introducing a pre-loaded silicon aspheric into the US, and during 2009.  Do you feel you'll still be able to do that?

Barry Caldwell:
Yes, we do, Mark.  And the strategy there is we currently have under 510K approval with the FDA a new injector system called the Epiphany [ph].  The Epiphany is basically the pre-loaded product, though the lens doesn't come pre-loaded.  The lens just gets dropped in to this injector.  The Epiphany can be used for either the silicon or the Collamer(R) lens.  But again, that's not pre-loaded.  Our regulatory strategy then is to use the Epiphany in order to gain approval for the pre-load which as you know is exclusively what's used in Japan with the market share we have there, and we would anticipate with normal regulatory patterns that we would have approval for that and be shipping silicon pre-loaded product this year in the US.

Mark Malcolm:	Thank you very much.

Barry Caldwell:	Thank you, Mark.

Operator:	Thank you. I'm showing that we have no further questions at this time. I'll hand it back to management for any closing remarks.

Barry Caldwell:
Thank you, Operator, and thank you, everyone for participating in the call this afternoon.  If you have any additional questions or would like some clarification on anything we've said here today, please feel free to call -- to give Deborah or me a call.  Goodbye for now and have a great evening.  Thank you.

Operator:	And ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.

END